Exhibit 99.1

ACADIA PHARMACEUTICALS REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

San Diego, August 11, 2004 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative science to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported financial results for the second quarter and six months ended June 30, 2004.

ACADIA reported a net loss of $5.9 million for the second quarter ended June 30, 2004, compared to a net loss of $3.0 million for the second quarter of 2003. For the six months ended June 30, 2004, ACADIA reported a net loss of $12.4 million, compared to a net loss of $6.4 million for the comparable period of 2003. At June 30, 2004, ACADIA’s cash, cash equivalents, and investment securities totaled $48.8 million, compared to $27.2 million at December 31, 2003.

Second Quarter and Six Month Financial Results

Revenues totaled $1.0 million and $1.9 million for the second quarter and six months ended June 30, 2004, respectively, compared to $2.3 million and $4.1 million for the comparable periods of 2003. Revenues consisted largely of collaborative revenues earned under the company’s agreements with Allergan and, for the 2003 periods, also included revenues from the company’s agreement with Amgen, the research term of which was completed in late 2003.

Research and development expenses totaled $5.4 million and $11.2 million for the second quarter and six months ended June 30, 2004, respectively, compared to $4.3 million and $8.5 million for the comparable periods of 2003. The increase in research and development expenses largely reflected increased clinical development costs associated with ACADIA’s proprietary drug candidates as well as increased costs associated with expansion of the company’s internal research and development activities.

General and administrative expenses totaled $880,000 and $1.8 million for the second quarter and six months ended June 30, 2004, respectively, compared to $644,000 and $1.4 million for the comparable periods of 2003. The increase in general and administrative expenses was due primarily to increased professional fees and other costs associated with ACADIA’s transition to becoming a publicly traded company.

Non-cash, stock-based compensation expenses increased to $614,000 and $1.3 million for the second quarter and six months ended June 30, 2004, respectively, compared to $218,000 and $443,000 for the comparable periods of 2003.

“The second quarter of 2004 was a productive period for ACADIA as we aggressively advanced our proprietary clinical development programs, broadened our portfolio of discovery assets, and completed our initial public offering,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We are now positioned to deliver on our key objective to complete Phase II studies in each of our three proprietary clinical programs through 2005, while continuing to build a broad portfolio of innovative therapies to treat central nervous system disorders and other areas of unmet medical need.”

Second Quarter and Recent Highlights

•	ACADIA presented results of a Phase Ib/IIa clinical trial of ACP-103 in patients with Parkinson’s disease during the second quarter of 2004. ACP-103 was safe and well tolerated with no adverse events reported, and did not worsen the pre-existing motor deficits of these patients. In a subgroup of patients who entered the trial with treatment-induced dyskinesias, these symptoms were reduced following ACP-103 administration. This finding is consistent with the previously demonstrated antidyskinetic activity of ACP-103 in a monkey model of Parkinson’s disease. Following these encouraging initial findings, ACADIA is preparing to begin a clinical pharmacology study to further explore the antidyskinetic activity of ACP-103.

•	ACADIA is currently conducting a multi-center Phase II clinical trial with ACP-103, designed to evaluate the efficacy and safety of this drug candidate in Parkinson’s disease patients who suffer from treatment-induced psychosis. During the second quarter of 2004, ACADIA began the clinical phase of this trial and ACADIA has now opened all trial sites and continues to enroll patients. Results from this trial are expected during the first half of 2005.

•	ACADIA is advancing with its Phase II program using ACP-103 as an adjunctive therapy for schizophrenia. This Phase II program consists of an ongoing clinical pharmacology study and two clinical trials designed to evaluate the ability of ACP-103 to reduce motor disturbances and to improve the efficacy of current antipsychotic agents. ACADIA expects to begin the clinical trials shortly and report results during 2005.

•	ACADIA recently published research linking the mechanism of its drug candidate ACP-104, the major metabolite of clozapine, to the unique ability of clozapine to improve cognition in patients with schizophrenia.

•	ACADIA entered into a three-year development agreement with The Stanley Medical Research Institute, which will provide ACADIA with up to $5 million in funding to support the further development of ACP-104. ACADIA expects to initiate clinical trials shortly in its Phase II program for ACP-104.

•	ACADIA closed the initial public offering of shares of its common stock on June 2, 2004, resulting in net proceeds to ACADIA of $31.0 million.

Conference Call and Webcast Information

Uli Hacksell, Ph.D., Chief Executive Officer, and Thomas H. Aasen, Vice President and Chief Financial Officer, will review second quarter results via conference call and webcast later today at 4:30 p.m. EDT. The conference call may be accessed by dialing 800-901-5231 for participants from the United States or Canada and 617-786-2961 for international callers (reference participant passcode 69887488). The conference call also will be webcast live on ACADIA’s website at http://www.acadia-pharm.com, under the investor relations section, and will be archived there until August 25, 2004.

About ACADIA Pharmaceuticals

ACADIA Pharmaceuticals is a biopharmaceutical company utilizing innovative science to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five drug programs in clinical and preclinical development directed at large unmet medical needs and major commercial markets, including Parkinson’s disease, schizophrenia, chronic pain, and glaucoma. Using its proprietary drug discovery platform, ACADIA has discovered all of the drug candidates in its product pipeline. ACADIA’s corporate headquarters and biological research facilities are located in San Diego, California and its chemistry research facilities are located in Copenhagen, Denmark.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of our drug development programs and related trials and the efficacy of our drug candidates. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development and commercialization. For a discussion of these and other factors, please refer to the company’s registration statement on Form S-1 as well as other subsequent filings with the Securities and Exchange Commission.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Collaborative research revenues	$1,016	$2,281	$1,940	$4,131

Operating expenses
Research and development	5,407	4,323	11,156	8,454
General and administrative	880	644	1,791	1,390
Stock-based compensation	614	218	1,310	443

Total operating expenses	6,901	5,185	14,257	10,287

Loss from operations	(5,885)	(2,904)	(12,317)	(6,156)
Interest income (expense)	(1)	(72)	(51)	(231)

Net loss	$(5,886)	$(2,976)	$(12,368)	$(6,387)
Participation of preferred stock	(3,110)	(2,594)	(8,587)	(5,567)

Net loss available to common stockholders	(2,776)	(382)	(3,781)	(820)

Net loss per common share, basic and diluted	$(0.42)	$(0.26)	$(0.94)	$(0.56)

Weighted average common shares outstanding, basic and diluted	6,552	1,459	4,024	1,458

Net loss available to participating preferred stockholders	$(3,110)	$(2,594)	$(8,587)	$(5,567)

Net loss per participating preferred share, basic and diluted	$(0.31)	$(0.27)	$(0.87)	$(0.71)

Weighted average participating preferred shares outstanding, basic and diluted	9,901	9,716	9,901	7,853

ACADIA’s preferred stock was reclassified or converted into 9,900,913 shares of common stock upon the completion of the initial public offering on June 2, 2004.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
Assets
Cash, cash equivalents and investment securities, available-for-sale	$48,793	$27,214
Prepaid expenses and other current assets	1,465	1,058

Total current assets	50,258	28,272
Property and equipment, net	2,761	3,117
Other assets	285	304

Total assets	$53,304	$31,693

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$9,566	$8,226
Long-term liabilities	946	1,624
Convertible preferred stock	—	74,514
Stockholders’ equity (deficit)	42,792	(52,671)

Total liabilities and stockholders’ equity (deficit)	$53,304	$31,693